                                                                      EXHIBIT 11

                                  (Unaudited)
                       COMPUTATION OF EARNINGS PER SHARE
                    TEXAS INDUSTRIES, INC. AND SUBSIDIARIES

                                                       Three months ended             Six months ended
                                                           November 30,                  November 30,
                                                         1994      1993                1994      1993
                                                       --------  --------            --------  --------
                                                              In thousands except per share

AVERAGE SHARES OUTSTANDING
 Primary:
    Average shares outstanding                          12,479    11,017              12,484    11,017
    Stock options and other equivalents -
       treasury stock method using
       average market prices                               169        81                 171        75
                                                       -------   -------             -------   -------
                                       TOTAL            12,648    11,098              12,655    11,092
                                                       =======   =======             =======   =======

 Fully diluted:
    Average common shares outstanding                   12,479    11,017              12,484    11,017
    Stock options and other equivalents -
       treasury stock method using end of
       quarter market price if higher than
       average                                             169        81                 171        75
                                                       -------   -------             -------   -------
                                       TOTAL            12,648    11,098              12,655    11,092
                                                       =======   =======             =======   =======

NET INCOME APPLICABLE TO COMMON STOCK
 Primary:
    Net income                                         $12,010   $ 5,585             $22,776   $ 7,011
    Adjustments:
       Dividend on preferred stock                          (7)       (7)                (15)      (15)
       Contingent price amortization                        58        58                 116       116
                                                       -------   -------             -------   -------
                                       TOTAL           $12,061   $ 5,636             $22,877   $ 7,112
                                                       =======   =======             =======   =======

 Fully diluted:
    Net income                                         $12,010   $ 5,585             $22,776   $ 7,011
    Adjustments:
       Dividend on preferred stock                          (7)       (7)                (15)      (15)
       Contingent price amortization                        58        58                 116       116
                                                       -------   -------             -------   -------
                                       TOTAL           $12,061   $ 5,636             $22,877   $ 7,112
                                                       =======   =======             =======   =======

PER SHARE
 Primary:
    Net income per common share
       and common equivalent share                        $.96      $.51               $1.81      $.64
                                                       =======   =======             =======   =======

 Fully diluted:
    Net income per common share and
       dilutive common equivalent share                   $.96      $.51               $1.81      $.64
                                                       =======   =======             =======   =======
